Filed Pursuant to Rule 424(b)(3)
Registration No. 333-69312
6% Convertible Senior Notes due 2011 CUSIP No. 65332VBC6

NEXTEL COMMUNICATIONS, INC.

PROSPECTUS SUPPLEMENT DATED FEBRUARY 22, 2002
TO PROSPECTUS DATED NOVEMBER 15, 2001

     The selling security holders table on pages 18 — 20 of the prospectus, as supplemented, is hereby further amended to update the information to include the following entities as selling security holders in the prospectus and to list their respective amounts of 6% convertible senior notes due 2011:

	Convertible Notes		Common Stock

	Principal Amount of	Principal Amount of
	Convertible Notes	Convertible Notes	Number of Shares	Number of Shares
Name of Selling Security Holder	Owned	Offered	Owned	Offered

Dresdner Kleinwort Wasserstein Grantche	1,775,000	1,775,000	119,300	-0-
Microsoft Corporation — High Income	1,950,000	1,950,000	-0-	-0-
OCM High Income Convertible Limited Partnership	275,000	275,000	-0-	-0-